Filed Pursuant to Rule 424B7

Registration No. 333-293228

PROSPECTUS SUPPLEMENT (To Prospectus dated February 17, 2026)

176,086,947 Shares of Common Stock

This prospectus supplement amends and supplements information contained or incorporated by reference in the prospectus dated February 17, 2026, or the prospectus, relating to the proposed resale or other disposition by the selling stockholders identified therein, or the Selling Stockholders, of up to 176,086,947 shares of our common stock, par value $0.0001 per share, or the common stock, consisting of (i) 92,030,595 shares of common stock, or the PIPE Common Shares, (ii) 25,360,704 shares of common stock, or the Pre-Funded Warrant Shares, issuable upon exercise of pre-funded warrants, or the Pre-Funded Warrants, and (iii) 58,695,648 shares of common stock or Pre-Funded Warrants in lieu thereof, or the Common Warrant Shares, issuable upon exercise of common warrants, or the Common Warrants, together with the Pre-Funded Warrants, the Warrants, described in the prospectus.

The purpose of this prospectus supplement is solely to supplement and amend the “Selling Stockholders” section commencing on page 10 of the prospectus to reflect in the Selling Stockholder table a transfer from a selling stockholder previously identified in the prospectus to another entity, which, as a result of such transfer, is being substituted as a selling stockholder. This prospectus supplement is not increasing the number of shares being offered under the prospectus, but only reflecting the transfer of shares of common stock previously registered.

This prospectus supplement should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that information contained herein supersedes the information contained or incorporated by reference in the prospectus. This prospectus supplement may only be delivered or used in connection with the prospectus.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “IPSC.” On May 20, 2026, the last reported sale price of our common stock on Nasdaq was $2.25 per share.

We are an emerging growth company and a smaller reporting company as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2026.

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SELLING STOCKHOLDERS

The following information amends and supplements the information that appears under the heading “Selling Stockholders” beginning on page 10 of the prospectus. Capitalized terms used herein but not defined have the meanings ascribed to such terms in the prospectus.

Point72 Associates, LLC, a Selling Stockholder included in the prospectus, transferred shares held by Point72 Associates, LLC to SILV Fund, Ltd. The table that appears under the heading “Selling Stockholders” in the prospectus is being amended and supplemented to (i) remove Point72 Associates, LLC as a Selling Stockholder and (ii) add SILV Fund, Ltd. as a Selling Stockholder. This prospectus supplement does not impact any other Selling Stockholder set forth in the table appearing under the heading “Selling Stockholders” in the prospectus.

The percentages of common stock owned after the offering by the Selling Stockholder below are based on 180,102,343 shares of common stock outstanding as of March 31, 2026, and assumes the exercise or conversion of any securities exercisable or convertible into common stock owned by such Selling Stockholder but not the exercise or conversion of such securities owned by any other Selling Stockholder. All information regarding the Selling Stockholder identified below was provided by such Selling Stockholder.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant		Number of Shares of Common Stock Owned After Offering(1)
Name of Selling Stockholder	Number	Percent	to this Prospectus		Number	Percent
SILV Fund, Ltd.	7,057,359	3.9%	3,260,869	(2)	3,796,490	2.1%

* Less than 1%

(1) Assumes the sale of all shares offered pursuant to this prospectus.

(2) Consists of (i) 2,173,913 shares of common stock and (ii) 1,086,956 Common Warrants held by SILV Fund Ltd. Sirenia Capital Management LP, or Sirenia, is the investment manager of SILV Fund, Ltd. and as such has investment and voting power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC, or Sirenia GP, is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address for the Selling Stockholder is 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by SILV Fund, Ltd. are subject to a Beneficial Ownership Limitation of 9.99%.

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